SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 8-K
                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


                               March 6, 2001
                     ---------------------------------
                     (Date of earliest event reported)


                     Mrs. Fields' Holding Company, Inc.
           ------------------------------------------------------
           (Exact name of Registrant as specified in its charter)


     Delaware                 333-67393                   87-0563475
  --------------        ---------------------         -------------------
    (State of           (Commission File No.)           (IRS Employer
  Incorporation)                                      Identification No.)


                  2855 East Cottonwood Parkway, Suite 400
                      Salt Lake City, Utah 84121-7050
       ------------------------------------------------------------
       (Address of principal executive offices, including zip code)


                               (801) 736-5600
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           (Registrant's telephone number, including area code)


                                    N/A
       -------------------------------------------------------------
       (Former name or former address, if changed since last report)





                  INFORMATION TO BE INCLUDED IN THE REPORT


ITEM 5.  OTHER EVENTS

            On March 6, 2001, Mrs. Fields' Holding Company, Inc. (the "Company") completed the repurchase (the "Repurchase") of approximately $17.9 million principal amount of 14% Senior Secured Discount Notes (the "Notes") of the Company, which were subsequently cancelled. The Company paid approximately $9.5 million in cash to complete the Repurchase.

            The Repurchase was financed with the proceeds of 16.5% Cumulative Preferred Stock due 2006 (the "Preferred Stock") and common stock sold by the Company in a private offering (the "Offering").

            Each share of the Preferred Stock has an initial liquidation preference of $1,000 (the "Liquidation Preference"). Dividends will be payable at the rate of 16.5% per annum, com pounded quarterly, and will be paid through an increase in the Liquidation Preference then in effect of 3.875% on each three month, six month, nine month and annual anniversary of the closing of the Repurchase. The Preferred Stock will mature on June 1, 2006 and will entitle the holder of a share of Preferred Stock to receive in retirement of the Preferred Stock, an amount in cash equal to $2,222, which will be the Liquidation Preference then in effect plus accumulated and unpaid dividends. The Company's ability to retire such shares at maturity is subject to its having sufficient funds and to compliance with the Company's Indenture related to the Notes and may be restricted under other debt arrangements of the Company in effect at the time of maturity.

            The Company currently expects that it will receive approximately $5.0 million in additional proceeds from the Offering, which will be used to repurchase approximately $9.2 million principal amount of the Notes.



                                 SIGNATURES

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    MRS. FIELDS' HOLDING COMPANY, INC.


                                    By: /s/LARRY A. HODGES
                                        ------------------------------
                                    Name:  Larry A. Hodges
                                    Title: President


Date:  March 8, 2001